Exhibit 10.10.4

FORM OF NONQUALIFIED STOCK OPTION AGREEMENT FOR EMPLOYEES
CONAGRA FOODS, INC. 2014 STOCK PLAN

This Nonqualified Stock Option Agreement for Employees, hereinafter referred to as the “Agreement,” is made on the ___ day of ___________, 20__ between ConAgra Foods, Inc., a Delaware corporation (“ConAgra Foods”), and _____________________ (the “Optionee”).

1.
Grant of Option. ConAgra Foods hereby grants an Option to purchase shares of ConAgra Foods’ common stock (the “Common Stock”) to the Optionee under the ConAgra Foods, Inc. 2014 Stock Plan (the “Plan”) as follows (the “Option”), effective as of ______________ ___, 20__ (the “Date of Grant”):

Optionee:
Employee ID:
Number of Shares of Common Stock:
Exercise Price Per Share:
Date of Grant:
Type of Option:    Nonqualified
Expiration Date:    The 10th anniversary of the Date of Grant.
Except as modified in Section 3(b) or (c), the Option will vest and become exercisable as follows:

# Shares	Portion of Grant	Vest Date
__________ __, 20__
__________ __, 20__
__________ __, 20__

The Option is intended to constitute a nonqualified stock option and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code.
ConAgra Foods has caused this Agreement to be executed effective as of the date first written above (the “Effective Date”). In the event of any conflict between the terms of this Agreement and the terms of the Plan, the Plan shall control. Please read this Agreement and the Plan carefully. If you do not wish to receive this award and/or you do not consent and agree to the terms and conditions on which this award is offered, as set forth in this Agreement and the Plan, then you must reject the award (1) online from the "Grant Acceptance" page on the Merrill Lynch Benefits Online website or (2) by contacting the Merrill Lynch call center, in either case, no later than 11:59 p.m., Pacific Time, on the ninetieth calendar day following the Effective Date, in which case the award will be cancelled. Your failure to notify ConAgra Foods of your rejection of the award by or before this deadline will constitute your acceptance of the award and your agreement with all terms and conditions of the award, as set forth in this Agreement and the Plan.
CONAGRA FOODS, INC.
By:     ________
Title:
Date:

2.	Definitions. Capitalized terms used herein without definition have the meanings set forth in the Plan. The following terms shall have the respective meanings set forth below:
a.“Continuous Employment” means the absence of any interruption or termination of employment by the Company. Continuous Employment shall not be considered interrupted in the case of sick leave, short-term disability (as defined in the Company’s sole discretion), military leave or any other leave of absence approved by the Company.
b.“Divestiture” means a permanent disposition to a person other than the Company of a plant or other facility or property at which the Optionee performs a majority of the Optionee’s services whether such disposition is effected by means of a sale of assets, a sale of Subsidiary stock or otherwise.
c.“Early Retirement” means terminating employment with the Company when the Optionee (i) is at least age 55, and (ii) has at least ten years of credited service with the Company.
d.“Exercise Price” means the per share purchase price payable on exercise of the Option.
e.“Normal Retirement” means terminating employment with the Company on or after attaining age 65.
f.“Vest Date” means, with respect to any portion of the Option, the date on which such portion becomes vested and exercisable as set forth in Section 1, except as such Vest Date may be modified in accordance with Section 3(b) or (c).
3.Exercise of Option.
a.    Normal Vesting. A portion of this Option shall become vested and exercisable, on each Vest Date as set forth in the schedule set forth in Section 1, if the Optionee remains in Continuous Employment until such Vest Date.
b.    Termination of Employment. If, prior to the last Vest Date set forth in Section 1, the Optionee’s employment with the Company shall terminate:

i.	by reason of death, then this Option shall, to the extent it has not previously been forfeited, become 100% vested and exercisable;

ii.	by reason of Normal Retirement, then this Option shall, to the extent it has not previously been forfeited, become 100% vested and exercisable;

iii.
by reason of Early Retirement, involuntary termination due to disability, position elimination, reduction in force (each as defined in the Company’s sole discretion), or Divestiture, in each case, on or after the date that is 12 months after the Date of Grant, then, an additional portion of this Option shall vest (the “Additional Portion”), with the number of shares of Common Stock subject to the Additional Portion determined by (A) multiplying the total number of shares of Common Stock that are subject to this Agreement, by a fraction, the numerator of which is the total number of calendar days during which the

Optionee was employed by the Company during the period beginning on the Date of Grant and ending on the date of such termination, and the denominator of which is the total number of calendar days beginning with the Date of Grant and ending on the last vest date set forth in Section 1, rounded to the nearest whole number of shares, and (B) subtracting the number of shares subject to the portion of the Option that is vested pursuant to Section 3(a) (the Additional Portion, together with the portion of the Option that is vested pursuant to Section 3(a), the “Pro Rata Vested Option”), and will forfeit all rights to any portions of the Option other than those included in the Pro Rata Vested Option.
c.    Accelerated Vesting in Connection with a Change of Control.

i.
Upon a Change of Control occurring prior to the last Vest Date set forth in Section 1, if the Optionee has been in Continuous Employment between the Date of Grant and the date of such Change of Control, to the extent that this Option has not previously been forfeited, this Option will fully vest and become fully exercisable, except to the extent that a Replacement Award is provided to the Optionee to replace, continue or adjust the outstanding Option (the “Replaced Award”). If the Optionee is provided with a Replacement Award in connection with the Change of Control, then if, upon or after receiving the Replacement Award, the Optionee’s employment with the Company (or any of its successors after the Change of Control) (as applicable, the “Successor Company”) is terminated by the Optionee for Good Reason or by the Successor Company other than for Cause, in each case within a period of two years after the Change of Control and prior to the last Vest Date set forth in Section 1, to the extent that the Replacement Award has not previously been forfeited, (A) the Replacement Award will become fully vested and immediately exercisable in full, and (B) the Replacement Award will remain exercisable for a period of 90 days following such termination or until the expiration of the stated term of such Replacement Award, whichever period is shorter.

ii.
For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (i.e., stock option) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Successor Company in the Change of Control (or another entity that is affiliated with the Successor Company following the Change of Control), (D) the tax consequences of which for such Optionee under the Code, if the Optionee is subject to U.S. federal income tax under the Code, are not less favorable to the Optionee than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Optionee than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent change of control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or ceasing to be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding two sentences are satisfied. The determination of whether the conditions of this

Section 3(c)(ii) are satisfied will be made in good faith by the Committee, as constituted immediately before the Change of Control, in its sole discretion.

iii.
For purposes of this Agreement, “Cause” means: (A) the willful and continued failure by the Optionee to substantially perform the Optionee’s duties with the Successor Company (other than any such failure resulting from termination by the Optionee for Good Reason) after a demand for substantial performance is delivered to the Optionee that specifically identifies the manner in which the Successor Company believes that the Optionee has not substantially performed the Optionee’s duties, and the Optionee has failed to resume substantial performance of the Optionee’s duties on a continuous basis within five days of receiving such demand; (B) the willful engaging by the Optionee in conduct which is demonstrably and materially injurious to the Successor Company, monetarily or otherwise; or (C) the Optionee’s conviction of a felony or conviction of a misdemeanor which impairs the Optionee’s ability substantially to perform the Optionee’s duties with the Successor Company. For the purposes of this definition, no act, or failure to act, on the Optionee’s part shall be deemed “willful” unless done, or omitted to be done, by the Optionee not in good faith and without reasonable belief that the Optionee’s action or omission was in the best interest of the Successor Company.

iv.
For purposes of this Agreement, “Good Reason” means: (A) any material failure of the Successor Company to comply with and satisfy any of the terms of any employment or change in control (or similar) agreement between the Successor Company and the Optionee pursuant to which the Optionee provides services to the Successor Company; (B) any significant involuntary reduction of the authority, duties or responsibilities held by the Optionee immediately prior to the Change of Control (and, for the avoidance of doubt, involuntary removal of the Optionee from an officer position that the Optionee holds immediately prior to the Change of Control will not, by itself, constitute a significant involuntary reduction of the authority, duties or responsibilities held by the Optionee immediately prior to the Change of Control); (C) any material involuntary reduction in the aggregate remuneration of the Optionee as in effect immediately prior to the Change of Control; or (D) requiring the Optionee to become based at any office or location more than the minimum number of miles required by the Code for the Optionee to claim a moving expense deduction, from the office or location at which the Optionee was based immediately prior to such Change of Control, except for travel reasonably required in the performance of the Optionee’s responsibilities; provided, however, that no termination shall be deemed to be for Good Reason unless (x) the Optionee provides the Successor Company with written notice setting forth the specific facts or circumstances constituting Good Reason within ninety days after the initial existence of the occurrence of such facts or circumstances, and (y) the Successor Company has failed to cure such facts or circumstances within thirty days of its receipt of such written notice.

d.    Right to Exercise. Each vested portion of this Option shall be exercisable beginning on the applicable Vest Date and ending at the conclusion of the applicable Option Expiration Date (as hereinafter defined), all in accordance with the terms of this Agreement and the Plan. To the extent this Option is exercisable, it may be exercised in whole or in part. Subject to Section 3(i) below, this Option shall terminate on the earliest of the following dates (such earliest date, the “Option Expiration Date”):

i.
subject to the exercise period specified as applicable in Section 3(c) above, 90 days after the date on which the Optionee’s Continuous Employment terminates for any reason other than Early Retirement, Normal Retirement, death or involuntary termination due to disability. The Option may be exercised as to the portion of the Option that is vested (and not previously exercised) at the time such termination of employment occurs;

ii.
three years after the date of the Optionee’s Early Retirement or involuntary termination due to disability (as defined in the Company’s sole discretion); provided, however, that the Company, at the sole and absolute discretion of the Committee, may shorten or eliminate such period. The Option may be exercised as to the portion of the Option that is vested (and not previously exercised) at the time such Early Retirement or involuntary termination due to disability, as applicable, occurs;

iii.	three years after the date of the Optionee’s Normal Retirement;

iv.	three years after date of the Optionee’s death if the Optionee should die while in Continuous Employment; and

v.	the Expiration Date.
e.    Method of Exercise. This Option shall be exercisable by delivering to the Company a notice (in accordance with Section 8) which shall state the election to exercise the Option, identify the portion of the Option being exercised and be accompanied by such additional information and documents as the Company in its discretion may prescribe. Such notice shall be accompanied by the payment of the full Exercise Price of the shares then to be purchased, except as provided below. The Exercise Price of any shares of Common Stock with respect to which the Option is being exercised shall be paid by one or any combination of the following:
i.cash,
ii.check,
iii.wire transfer,
iv.certified or cashier’s check,
v.subject to the provisions of any applicable Insider Trading Agreement, by delivering previously owned shares of Common Stock held by the Optionee for at least six months valued at Fair Market Value in accordance with Section 6.4 of the Plan,
vi.subject to the provisions of any applicable Insider Trading Agreement, by electing to have ConAgra Foods retain shares of Common Stock that would otherwise be issued upon exercise of the Option valued at Fair Market Value in accordance with Section 6.4 of the Plan, or
vii.subject to the provisions of any applicable Insider Trading Agreement and applicable law, by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion thereof) acquired upon exercise of the Option and remitting to the Company a sufficient portion of the sale proceeds to pay both the entire Exercise Price and amounts owed under Section 3(g) of this Agreement.
f.    Restrictions on Exercise. As a condition to exercise of this Option, the Company may require the person exercising this Option to make any representation and warranty to the Company as may be required by any applicable law or regulation.

g.    Payment of Taxes Upon Exercise. As a condition of the issuance of shares of Common Stock upon exercise hereunder, the Optionee agrees to remit to the Company at the time of exercise of this Option any taxes required to be withheld by the Company under Federal, state or local law as a result of the exercise. The minimum statutory tax withholding amount may be paid by one or any combination of the following:
i.cash,
ii.check,
iii.wire transfer,
iv.certified or cashier’s check,
v.subject to the provisions of any applicable Insider Trading Agreement, by delivering previously owned shares of Common Stock held by the Optionee for at least six months valued at Fair Market Value in accordance with Section 11.4 of the Plan,
vi.subject to the provisions of any applicable Insider Trading Agreement, by electing to have ConAgra Foods retain shares of Common Stock that would otherwise be issued upon exercise of the Option valued at Fair Market Value in accordance with Section 11.4 of the Plan, or
vii.subject to the provisions of any applicable Insider Trading Agreement and subject to applicable law, by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion thereof) acquired upon exercise of the Option and remitting to the Company a sufficient portion of the sale proceeds to pay both the entire Exercise Price and amounts owed under this Section 3(g).
In addition, the Optionee may deliver previously acquired shares of Common Stock held by the Optionee for at least six months in order to satisfy additional tax withholding above the minimum statutory tax withholding amount permissible; provided, however, that the Optionee shall not be entitled to deliver such additional shares if it would cause adverse accounting consequences for the Company.
h.    Cancellation of Option. Except as set forth in Section 3(a), Section 3(b), or Section 3(c), upon the Optionee’s termination of employment, any unvested portion of the Option shall immediately terminate and any vested portion of the Option not exercised during the exercise period set forth in Section 3(d) shall be cancelled at the end of such exercise period.
i.    Automatic Exercise. Notwithstanding anything in this Agreement to the contrary, but subject to applicable law, if and only if, at 4:15 p.m. ET on the applicable Option Expiration Date, (i) the product of (A) the closing sale price of one share of Common Stock on the principal stock exchange on which the Common Stock is then listed (or, if there are no sales of Common Stock on the Option Expiration Date, on the next preceding trading day during which a sale of Common Stock occurred), multiplied by (B) the number of shares of Common Stock subject to the exercisable portion of the Option, exceeds the product of (X) the Exercise Price, multiplied by (Y) the number of shares of Common Stock subject to the exercisable portion of the Option, by at least $500; (ii) to the extent the Option is exercisable and the Optionee has not yet exercised the Option; and (iii) to the extent the Option has not otherwise expired, terminated, or been cancelled or forfeited, then the Company will deem such remaining exercisable portion of the Option to have been exercised by the Optionee on the Option Expiration Date (and prior to the Option’s termination) at such time (“Automatic Exercise”). Further to such Automatic Exercise, payment of the aggregate Exercise Price for such Automatic Exercise and any applicable withholding taxes in connection with such Automatic Exercise will be deemed to have been made by the Company withholding a number of shares of Common Stock otherwise issuable in connection with such Automatic Exercise that are equal in value to the amount necessary to satisfy such aggregate Exercise Price payment and minimum required withholding taxes. To clarify, upon Automatic Exercise, the Company will deliver to the Optionee the number of whole shares of Common Stock resulting from such Automatic Exercise less a number of shares of Common Stock equal in value to (x) the aggregate Exercise Price plus (y) any minimum required withholding taxes; provided, however, that any fractional share otherwise deliverable to the Optionee will be cancelled for no consideration.
4.Non-Transferability of Option. This Option may not be assigned, transferred, pledged or hypothecated in any manner (otherwise than by will or the laws of descent or distribution) nor may the Optionee enter into any transaction for the purpose of, or which has the effect of, reducing the market risk of holding the Option by using puts, calls or similar financial techniques. This Option may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee’s guardian or legal representative. Upon any attempt to assign, transfer, pledge, hypothecate, or otherwise dispose of the Option or any related rights to the Option that is contrary to the provisions of this Agreement or the Plan, or upon the levy of any attachment or similar process upon the Option or such rights, the Option and such rights shall immediately become null and void. The terms of this Option shall be binding upon the beneficiaries, executors, administrators, heirs, successors and assigns (“Successors”) of the Optionee.
5.Stock Subject to the Option. The Company will not be required to issue or deliver any certificate or certificates for shares to be issued hereunder until such shares have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of the same class are then listed and until the Company has taken such steps as may, in the opinion of counsel for the Company, be required by law and applicable regulations, including the rules and regulations of the Securities and Exchange Commission, and state securities laws and regulations, in connection with the issuance or sale of such shares, and the listing of such shares on each such exchange. The Company will use its best efforts to comply with any such requirements.
6.Rights as Stockholder. The Optionee or his/her Successors shall have no rights as a stockholder with respect to any shares covered by this Option until the Optionee or his/her Successors shall have become the beneficial owner of such shares, and, except as provided in Section 7 of this Agreement, no adjustment shall be made for dividends or distributions or other rights in respect of such shares for which the record date is prior to the date on which the Optionee or his/her Successors shall have become the beneficial owner thereof.
7.Adjustments Upon Changes in Capitalization; Change of Control. In the event of any change in corporate capitalization, corporate transaction, sale or other disposition of assets or similar corporate transaction or event involving the Company as described in Section 5.5 of the Plan, the Committee shall make equitable adjustment as it determines necessary and appropriate in the number and type of shares subject to this Option and adjustment in the Exercise Price; provided, however, that no fractional share shall be issued upon subsequent exercise of the Option and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued. No adjustment shall be made if such adjustment is prohibited by Section 5.5 of the Plan (relating to Section 409A of the Code).
8.Notices. Each notice relating to this Agreement shall be deemed to have been given on the date it is received. Each notice to the Company shall be addressed to its principal office in Omaha, Nebraska, Attention: Compensation. Each notice to the Optionee or any other person or persons entitled to exercise the Option shall be addressed to the Optionee’s address and may be in written or electronic form. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to the effect.
9.Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor of the Company. All obligations imposed upon the Optionee and all rights granted to the Company under this

Agreement shall be binding upon the Optionee’s Successors. This Agreement shall be the sole and exclusive source of any and all rights which the Optionee or his/her Successors may have in respect to the Plan or this Agreement.
10.No Right to Continued Employment. Nothing in this Agreement shall interfere with or affect the rights of the Company or the Optionee under any employment agreement or confer upon the Optionee any right to continued employment with the Company.
11.Compliance with Section 409A of the Code. It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Optionee. This Agreement shall be administered in a manner consistent with this intent. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations or other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
12.Resolution of Disputes. Any dispute or disagreement which should arise under or as a result of or in any way related to the interpretation, construction or application of this Agreement will be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive for all purposes. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of Delaware.
13.Amendment. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.
14.Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.
15.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Option and the Optionee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Optionee’s consent to participate in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.